Exhibit 10.4
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this "Agreement") is dated as of April 1, 2023 (the "Commencement Date"), by and between National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company"), and Tamara D. Fischer, residing at the address set forth in the Company's records (the "Executive").
WHEREAS, the Company wishes to appoint the Executive to serve as the Executive Chair of the Company, and the Executive wishes to accept such offer on the terms set forth below, to be effective as of the Commencement Date.
NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    TERM
The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Commencement Date of this Agreement and continuing for a three (3) year period (the "Initial Term"), unless sooner terminated in accordance with the provisions of Section 4 or 5; with such employment to automatically continue following the Initial Term for additional successive one (1) year periods (each, a "Subsequent Term") in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party in writing of its intention not to continue such employment at least ninety (90) days prior to the expiration of the Initial Term or any Subsequent Term, as applicable (the Initial Term, together with all Subsequent Terms hereunder, shall hereinafter be referred to as the "Term").
2.    DUTIES
2.1    During the Term, the Executive shall be employed by the Company as Executive Chair, and, as such, the Executive shall have such responsibilities and authority as are customary for an executive chair of a company of similar size and nature as the Company and shall faithfully perform for the Company the duties of each such office and shall report directly to the board of directors of the Company (the "Board").
2.2    The Executive shall devote substantially all of the Executive's business time and effort to the performance of the Executive's duties hereunder; provided, however, that, subject to the approval of the Board, the Executive may serve on the boards of directors or trustees of any business corporations or charitable organizations and such service shall not be a violation of this Agreement, provided that such other activities do not materially interfere with the performance of the Executive's duties hereunder.
3.    COMPENSATION
3.1    Salary
(a)    The Company shall pay the Executive during the Term a salary at the minimum rate of $225,000 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives from time to time.
(b)    The Compensation, Nominating and Corporate Governance Committee of the Board (the "Compensation Committee") shall review the Executive's Annual Salary in good faith on an annual basis and may provide for increases therein as it may in its sole discretion deem appropriate (such annual salary, as increased, the "Annual Salary").
(c)    Once increased, the Annual Salary shall not thereafter be decreased unless base salaries are being reduced for all similarly situated executives of the Company.
3.2    Bonus
(a)    During the Term, the Executive shall be eligible to participate in any annual incentive or bonus plan or plans maintained by the Company for senior management executives of the Company generally, in accordance with the terms, conditions and provisions of each such plan as the same may be adopted, changed, amended or terminated, from time to time in the discretion of the Compensation Committee.

(b)    The Executive shall be eligible to earn a target bonus (the "Annual Bonus") pursuant to a program as established by the Compensation Committee and subject to the achievement of performance goals determined by the Compensation Committee.
3.3    Benefits – In General
The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, equity incentive plans, long-term incentive programs, 401(k) and other retirement plans, fringe benefit programs and similar benefits that may be available (currently or in the future) to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.
3.4    Specific Benefits
Without limiting the generality of Section 3.3, the Executive shall be entitled to paid vacation of not less than the greater of:
(a)    twenty-five (25) business days per year; or
(b)    the number of paid business vacation days provided to other senior executives of the Company (to be taken at reasonable times in accordance with the Company's policies).
Any accrued vacation not taken during any year may be carried forward to subsequent years; provided, that the Executive may not carry forward more than twenty-five (25) business days of unused vacation in any one year.
3.5    Expenses
The Company shall promptly pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive's services under this Agreement; provided that the Executive documents such expenses with the properly completed forms as prescribed from time to time by the Company in accordance with the Company's policies, plans and/or programs.
4.    TERMINATION UPON DEATH OR DISABILITY
4.1    If the Executive dies during the Term, the Term shall terminate as of the date of death.
4.2    If there is a good faith determination by the Board that the Executive has become physically or mentally incapable of performing the Executive's duties under the Agreement and such disability has disabled the Executive for a cumulative period of one hundred eighty (180) days within any twelve (12) month period (a "Disability"), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive.
4.3    Upon the Executive's death or in the event that Executive's employment is terminated due to the Executive's Disability, the Executive or the Executive's estate or beneficiaries, as the case may be, shall be entitled to:
(a)    all accrued but unpaid Annual Salary or Annual Bonus through the date of termination of the Executive's employment;
(b)    any unpaid or unreimbursed expenses incurred in accordance with Section 3.5 hereof;
(c)    any benefits provided under the Company's employee benefit plans upon a termination of employment for such reason, in accordance with the terms contained therein (the payments and benefits referred to in Sections 4.3(a) through 4.3(c) above, collectively, the "Accrued Obligations");
(d)    an amount equal to the target Annual Bonus, prorated to reflect the partial year of employment, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the fiscal year following the fiscal year in which such termination occurred (subject to Section 7.15 of this Agreement);
(e)    for a period of twenty-four (24) months after termination of employment (subject to a reduction to the extent the Executive receives comparable benefits from a subsequent employer) (the "Continuation Period"), such continuing medical benefits for the Executive and/or the Executive's eligible family members under the Company's health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have affected such benefits) (the "Continuation Benefits");
(f)    any unvested outstanding equity (or equity-based) awards held by the Executive that vest on the basis of performance ("Performance-Based Awards") shall vest based on the terms set forth in the applicable award agreements underlying such Performance-Based Awards; and
(g)    a prorated portion (based on the number of days of employment since the immediately prior January 1st until the date of the Executive's death or Disability, as applicable, over 365) of the unvested outstanding equity (or equity-based) awards held by the Executive that vest on the basis of time ("Time-Based Awards") that would have vested on the next vesting date applicable to such Time-Based Awards shall thereupon vest and become free of restrictions and any remaining unvested Time-Based Awards shall be forfeited.
4.4    Following the Executive's death or a termination of the Executive's employment by reason of a Disability, except as set forth in this Section 4, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
5.    CERTAIN TERMINATIONS OF EMPLOYMENT
5.1    Termination by the Company for Cause; Termination by the Executive without Good Reason
(a)    For purposes of this Agreement, "Cause" shall mean, the Executive's:
(i)    indictment for, conviction of, or plea of nolo contendere to, a felony or any crime involving moral turpitude or fraud (but excluding traffic violations) that is injurious to the business or reputation of the Company;
(ii)    willful failure to perform the Executive's material duties hereunder (other than any such failure resulting from the Executive's incapacity due to injury or physical or mental illness) which failure continues for a period of thirty (30) business days after written demand for corrective action is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not performed the Executive's duties;
(iii)    willful or grossly negligent conduct constituting a financial crime or material unethical business conduct or conduct by the Executive constituting an act of willful misconduct or gross negligence in connection with the performance of the Executive's duties that are injurious to the business, including, without limitation, embezzlement or the misappropriation of funds or property of the Company;
(iv)    failure to adhere to the lawful directions of the Board which continues for a period of thirty (30) business days after written demand for corrective action is delivered by the Company;
(v)    engaging in personal misconduct (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) that has caused material harm to the Company or its affiliates; or
(vi)    intentional and material breach of (x) any covenant contained in Section 6 of this Agreement or any other material agreement between the Executive and the Company or (y) the other terms and provisions of this Agreement and, in each case, failure to cure such breach (if curable) within ten (10) days following written notice from the Company specifying such breach;
provided, that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time within thirty (30) days following the occurrence of any of the events described above (or, if later, the Company's knowledge thereof).
(b)    Notwithstanding anything herein to the contrary, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the

Board at a meeting of the Board called and held for such purposes (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board after reasonable investigation that the Executive has engaged in acts or omissions constituting Cause.
(c)    Notwithstanding the foregoing, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.
(d)    The Company may terminate the Executive's employment hereunder for Cause on at least ten (10) days' notice, and the Executive may terminate the Executive's employment on at least thirty (30) days' written notice.
(e)    If the Company terminates the Executive for Cause, or the Executive terminates the Executive's employment and the termination by the Executive is not covered by Section 4 or 5.2, the Executive shall receive the Accrued Obligations in a lump sum payment (subject to Section 7.15 of this Agreement) within thirty (30) days following the Executive's termination of employment, and the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
5.2    Termination by the Company without Cause; Termination by the Executive for Good Reason
(a)    For purposes of this Agreement, "Good Reason" shall mean the following, unless consented to by the Executive:
(i)    any material adverse change in job title or material diminution in the Executive's roles, reporting lines and responsibilities with respect to the Company's overall business, from those set forth in this Agreement or assignment of duties inconsistent with such position;
(ii)    subject to Section 3.1(c), a material reduction in the Executive's Annual Salary or Annual Bonus potential or failure to promptly pay such amounts when due;
(iii)    the Company relocates the Executive's office outside a 30-mile radius of the Executive's primary office giving rise to an additional daily commute of more than 40 additional miles, without the Executive's written consent;
(iv)    a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company; or
(v)    the Company's notice to the Executive of non-renewal of the Initial Term or any Subsequent Term in accordance with Section 1 of this Agreement.
During the twenty-four (24) month period that begins on a "Change in Control" (as defined in the National Storage Affiliates Trust 2015 Equity Incentive Plan), Good Reason shall also include any change in job title or diminution of roles, reporting lines or responsibilities and any reduction in the Executive's Annual Salary or Annual Bonus potential.
(b)    Notwithstanding the foregoing:
(i)    Good Reason shall not be deemed to exist unless written notice of termination on account thereof is given by the Executive no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises (or, if later, the Executive's knowledge thereof); and
(ii)    if there exists (without regard to this Section 5.2(b)(ii)) an event or condition that constitutes Good Reason (pursuant to Section 5.2(a)(i), 5.2(a)(ii) or 5.2(a)(iv)), the Company shall have thirty (30) days from the date written notice of such a termination is given by the Executive to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.
(c)    The Company may terminate the Executive's employment without Cause at any time for any reason or no reason.

(d)    The Executive may terminate the Executive's employment with the Company at any time for any reason or no reason, and for Good Reason under this Section 5.2.
(e)    If (x) the Company terminates the Executive's employment and the termination is not covered by Section 4 or 5.1 or (y) the Executive terminates the Executive's employment for Good Reason, the Executive shall be entitled to receive:
(i)    in a lump sum payment (subject to Section 7.15 of this Agreement) on the thirtieth (30th) day following the Executive's termination of employment:
(A)    the Accrued Obligations; and
(B)    the amount equal to three (3) times the sum of (x) the Executive's Annual Salary and (y) the amount equal to the greater of (I) the Executive's average Annual Bonus actually received in respect of the two (2) fiscal years (or such fewer number of fiscal years with respect to which the Executive received an Annual Bonus) prior to the year of termination and (II) the Executive's target Annual Bonus for the fiscal year in which such termination of employment occurs;
(ii)    the Continuation Benefits for the Continuation Period; and
(iii)    all outstanding equity (or equity-based) incentives and awards held by the Executive shall thereupon vest and become free of restrictions and all stock options shall be exercisable in accordance with their terms.
(f)    No Mitigation/No Offset
(i)    Except as otherwise provided herein, the Company's obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or its affiliates.
(ii)    The Company agrees that, if the Executive's employment is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company.
(g)    Continuation of Benefits
(i)    Notwithstanding Sections 4.3(e) and 5.2(e)(ii), (x) nothing herein shall restrict the ability of the Company to amend or terminate the health and welfare plans and programs referred to in such Sections 4.3(e) and 5.2(e)(ii) from time to time in its sole discretion, provided that any such amendments or termination are made applicable generally on the same terms to all actively employed senior executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive compared with any other officers of the Company, but the Company may not reduce benefits already earned and accrued by, but not yet paid to, the Executive and (y) the Company shall in no event be required to provide any benefits otherwise required by such Sections 4.3(e) and 5.2(e)(ii) after such time as the Executive becomes entitled to receive benefits of the same type and at least as favorable to the Executive from another employer or recipient of the Executive's services (such entitlement being determined without regard to any individual waivers or other similar arrangements).
(ii)    Notwithstanding Sections 4.3(e) and 5.2(e)(ii), if at any time the Company determines that its payment of Continuation Benefits on the Executive's behalf would result in a violation of applicable law (including, but not limited to, the Patient Protection and Affordable Care Act, as amended), then in lieu of paying Continuation Benefits pursuant to Section 4.3(e) or 5.2(e)(ii), the Company shall pay the Executive on the last day of each remaining month of the Continuation Period, a fully taxable cash payment equal to the Continuation Benefits for such month, subject to applicable withholdings and deductions.
5.3    Release
(a)    Notwithstanding any other provision of this Agreement, the Company shall not be required to make the payments and provide the benefits provided for under Section 4 (in the event of

Disability) or 5.2(e) unless the Executive executes and delivers to the Company a waiver and release substantially in the form attached hereto as Schedule 1 within twenty-one (21) days following the date of the Executive's termination of employment and such waiver and release becomes effective and irrevocable.
(b)    If the time period to consider and revoke the waiver and release spans two (2) taxable years, then any payment or benefit under Section 4 or 5.2(e) shall not occur until the second taxable year.
6.    COVENANTS OF THE EXECUTIVE
6.1    Covenant Against Competition; Other Covenants
(a)    The Executive acknowledges that:
(i)    the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is to own, operate and acquire self-storage properties in the top 100 metropolitan statistical areas throughout the United States (such businesses, and any and all other businesses in which, at the time of the Executive's termination, the Company is actively and regularly engaged or actively pursuing, herein being collectively referred to as the "Business");
(ii)    the Company is one of the limited number of persons who have developed such a business;
(iii)    the Company's Business is national in scope;
(iv)    the Executive's work for NSA OP, LP ("NSA"), and the Company has given and will continue to give the Executive access to the confidential affairs and proprietary information of the Company;
(v)    the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and
(vi)    the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6.
(b)    Accordingly, the Executive covenants and agrees that by and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive's exposure to the proprietary information of the Company, and without limiting or expanding the terms and conditions set forth in any other agreement between the Company and any of its subsidiaries and the Executive and the Executive's affiliates, the Executive covenants and agrees that, during the period commencing on the date hereof and ending twenty-four (24) months following the date upon which the Executive shall cease to be an employee of the Company and its affiliates (the "Restricted Period"), the Executive shall not in the Restricted Territory (as defined below), directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity:
(i)    engage in the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its affiliates in the Business; or
(ii)    render to a person, corporation, partnership or other entity engaged in the Business the same services that the Executive renders to the Company;
provided, however, that, notwithstanding the foregoing, (x) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (I) such securities are listed on any national securities exchange, (II) the Executive is not a controlling person of, or a member of a group which controls, such entity and (III) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity and (y) subject to the approval of the Board, the Executive may serve on the boards of directors or trustees of any business corporations or charitable organizations on which the Executive was serving as of the date of the Executive's termination of employment and such service shall not be a violation of this Agreement.

(c)    For purposes of this Agreement, the "Restricted Territory" shall mean any:
(i)    state in the United States; and
(ii)    foreign country or jurisdiction;
in the case of subsection (i) or (ii), in which the Company (x) is actively conducting the Business during the Term or (y) has initiated a plan adopted by the Board to conduct the Business in the two (2) years following the Term.
(d)    Confidentiality
(i)    During and after the Term, the Executive shall keep secret and retain in strictest confidence, and shall not use for the Executive's benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all non-public confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the "Confidential Company Information"), and shall not disclose such Confidential Company Information to anyone outside of the Company except in the course of the Executive's duties as Executive Chair, or with the Board's express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or which is independently developed or obtained by the Executive without reliance upon any confidential information of the Company or use of any Company resources.
(ii)    Notwithstanding anything in this agreement to the contrary, the Executive may disclose Confidential Company Information where the Executive is required to do so by law, regulation, court order, subpoena, summons or other valid legal process; provided, that the Executive first (x) promptly notifies the Company, (y) uses commercially reasonable efforts to consult with the Company with respect to and in advance of the disclosure thereof and (z) reasonably cooperates with the Company to narrow the scope of the disclosure required to be made, in each case, solely at the Company's expense.
(iii)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or interfere with the Executive (x) exercising protected rights, including rights under the National Labor Relations Act, (y) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission, OSHA or any other federal, state, or local governmental agency or commission (each, a "Government Agency") or (z) reporting possible violations of law to or participating in an investigation by any Government Agency, including providing documents or other information, without notice to the Company.
(iv)    The Executive, however, waives any right to receive any monetary award or benefit resulting from such a charge, report or investigation, except that the Executive may receive and fully retain a monetary award from a government-administered whistle-blower award program.
(v)    The Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows: "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Accordingly, notwithstanding any other provision of this Agreement to the contrary, the Executive has the right to (x) disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (y) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(e)    During the Restricted Period, the Executive shall not:
(i)    without the Company's prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company or any of its subsidiaries, any person or entity who is or was during the six (6) month period preceding the Executive's termination of employment, an employee, agent or independent contractor of the Company or any of its subsidiaries; and
(ii)    whether for the Executive's own account or for the account of any other person, firm, corporation or other business organization, solicit for a competing business or intentionally interfere with the Company's or any of its subsidiaries' relationship with, or endeavor to entice away from the Company for a competing business, any person who is or was during the six (6) month period preceding the Executive's termination of employment, a customer, client, agent or independent contractor of the Company or any of its subsidiaries.
(f)    All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive containing Confidential Company Information:
(i)    shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request; and
(ii)    upon the Executive's termination of employment, shall be promptly returned to the Company.
This section shall not apply to materials that the Executive possessed prior to the Executive's business relationship with NSA or the Company, to the Executive's personal effects and documents and to materials prepared by the Executive for the purposes of seeking legal or other professional advice.
(g)    Other than in connection with either party enforcing its rights under this Agreement, at no time during the Executive's employment by the Company or at any time thereafter shall the Executive, on one hand, or the Company or any of its subsidiaries, on the other hand, publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the other party, or in any way otherwise be materially injurious to the Business or reputation of the other party, unless otherwise required by applicable law or regulation or by judicial order.
6.2    Rights and Remedies upon Breach
(a)    The parties hereto acknowledge and agree that any breach of any of the provisions of Section 6 or any subparts thereof (individually or collectively, the "Restrictive Covenants") may result in irreparable injury and damage for which money damages would not provide an adequate remedy.
(b)    Therefore, if the either party breaches, or threatens to commit a breach of, any of the provisions of Section 6 or any subpart thereof, the other party and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the other party and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to seek to have the Restrictive Covenants or other obligations herein specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.
(c)    The Executive agrees that:
(i)    the provisions of Section 6 of this Agreement and each subsection thereof are reasonably necessary for the protection of the Company's legitimate business interests and if enforced, will not prevent the Executive from obtaining gainful employment should the Executive's employment with the Company end; and
(ii)    in any action seeking specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable as drafted.

The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
7.    OTHER PROVISIONS
7.1    Severability
(a)    The Executive acknowledges and agrees that (i) the Executive has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects as drafted.
(b)    If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
7.2    Duration and Scope of Covenants
If any court or other decision-maker of competent jurisdiction determines that any of the Executive's covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
7.3    Enforceability; Jurisdiction; Arbitration
(a)    The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.
(b)    If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company's right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction's being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.
(c)    The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).
(d)    Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Denver, Colorado in accordance with Colorado law and the employment arbitration rules and procedures of the American Arbitration Association, before an arbitrator experienced in employment disputes who is licensed to practice law in the State of Colorado.
(e)    The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)' award in any court having jurisdiction. The arbitration shall be held in Denver, Colorado.
(f)    In the event of any dispute between the parties with respect to the terms of this Agreement, the prevailing party in any legal proceeding or other action to enforce the terms of this Agreement will be entitled to an award of attorneys' fees incurred in connection with such proceeding or action.

7.4    Notices
(a)    Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, or overnight courier, postage prepaid.
(b)    Any such notice shall be deemed given when so delivered personally, sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails as follows:
(i)    If to the Company or NSA, to:

National Storage Affiliates Trust
8400 East Prentice Avenue, 9th Floor
Greenwood Village, CO 80111
Attention:	Tiffany Kenyon

with a copy to (which shall not constitute notice to the Company):

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019-6131
Attention:	Andrew Epstein and Paul Koppel

(ii)    If to the Executive, to the address in the records of the Company
(c)    Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
7.5    Entire Agreement
This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
7.6    Waivers and Amendments
(a)    This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.
(b)    Except as expressly provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
7.7    Governing Law
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.
7.8    Assignment
(a)    This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.

(b)    Except as otherwise provided by operation of law, in the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder; provided that the successor or purchaser agrees in writing, as a condition of such transaction, to assume all of the Company's obligations hereunder.
7.9    Withholding
The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.
7.10    Binding Effect
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
7.11    Counterparts
(a)    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.
(b)    Each counterpart may consist of two (2) copies hereof each signed by one of the parties hereto.
7.12    Survival
Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4, 5, 6 and 7, shall survive any termination of the Executive's employment hereunder and continue in full force until performance of the obligations thereunder, if any, in accordance with their respective terms.
7.13    Existing Agreement
The Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive's ability to fulfill the Executive's responsibilities hereunder.
7.14    Headings
The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
7.15    Section 409A Compliance
(a)    Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), are intended to comply with the requirements of Section 409A of the Code and this Agreement shall be interpreted accordingly.
(b)    To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive's termination of employment with the Company:
(i)    the Company's securities are publicly traded on an established securities market;
(ii)    the Executive is a "specified employee" (as defined in Section 409A of the Code); and
(iii)    the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to the Executive).

(c)    Such deferral shall last until the date that is six (6) months following the Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code).
(d)    Any amounts the payment of which are so deferred shall be paid in a lump sum payment on the first (1st) day of the seventh (7th) month following the end of such deferral period.
(e)    If the Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of the Executive's estate within sixty (60) days after the date of the Executive's death.
(f)    For purposes of Section 409A of the Code, the Executive's right to receive installment payments pursuant to this Agreement including, without limitation, any Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.
(g)    The Executive will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a "separation from service" within the meaning of Section 409A of the Code.
(h)    Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar quarter after the calendar quarter in which the expenses are incurred, any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
(i)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the reasonable discretion of the Company.
(j)    For purposes of Section 409A of the Code, any payment to be made to the Executive after receipt of an executed and irrevocable release within any specified period, in which such period begins in one (1) taxable year of the Executive and ends in a second taxable year of the Executive, will be made in the second taxable year.
(k)    The parties agree to consider any amendments or modifications to this Agreement or any other compensation arrangement between the parties, as reasonably requested by the other party, that is necessary to cause such agreement or arrangement to comply with Section 409A of the Code (or an exception thereto); provided that such proposed amendment or modification does not change the economics of the agreement or arrangement and does not provide for any additional cost to either party.
(l)    Notwithstanding the foregoing, the parties will not be obligated to make any amendment or modification and the Company makes no representation or warranty with respect to compliance with Section 409A of the Code and shall have no liability to the Executive or any other person if any provision of this Agreement or such other arrangement are determined to constitute deferred compensation subject to Section 409A of the Code that does not satisfy an exemption from, or the conditions of, such Section.
7.16    Parachute Payments
(a)    If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other person or entity to the Executive or for the Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the "Excise Tax"), then the Executive will receive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes):
(i)    the Payments; or
(ii)    one (1) dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the "Safe Harbor Amount").

(b)    If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner the Executive elects in writing prior to the date of payment.
(c)    If any Payment constitutes non-qualified deferred compensation or if the Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved.
(d)    All determinations required to be made under this Section 7.16, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the "Accounting Firm").
(e)    All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(f)    Any determination by the Accounting Firm shall be binding upon Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NATIONAL STORAGE AFFILIATES TRUST
By:	/s/ David Cramer
Name:	David Cramer
Title:	Chief Executive Officer

TAMARA D. FISCHER
/s/ Tamara D. Fischer

SCHEDULE 1
FORM OF WAIVER AND RELEASE
This Waiver and General Release of all Claims (this "Waiver and Release") is entered into by Tamara D. Fischer ("you") and National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company" or "we," and collectively with you, "the Parties"), effective as of _________, 20___ (the "Termination Date").
You acknowledge that your employment with the Company terminated on the Termination Date. You further acknowledge that, regardless of signing this Waiver and Release, you have received: (i) your final paycheck, which includes your final salary or wages and pay for the prorated amount of any accrued but unused vacation days (in accordance with the Company's policy, as reflected in the Company's Employee Handbook) through your last day of service, less withholdings; and (ii) reimbursement of all reasonable business expenses incurred by you during your employment. The Parties acknowledge all benefits and perquisites of employment cease as of your last day of employment with the Company.
Further, if you (i) duly execute this Waiver and Release and return this Waiver and Release to the Company within twenty-one (21) days following the Termination Date, (ii) do not revoke the Waiver and Release as permitted below and (iii) remain at all times in continued compliance with this Waiver and Release and Section 6 of the Employment Agreement between the Parties, dated April 1, 2023 (the "Employment Agreement"), then the Company will provide you or your estate or beneficiaries with the severance benefits set forth in the Employment Agreement (the "Severance Benefits"). For the avoidance of doubt, in the event that you breach this Waiver and Release, you will no longer be entitled to, and the Company will no longer be obligated to provide (or continue to provide), the Severance Benefits.
You understand and agree that you are not entitled to any compensation, benefits, remuneration, accruals, contributions, reimbursements, bonus, option grant, vesting, vacation or other payments from the Company other than those expressly set forth in this Waiver and Release, and that any and all payments and benefits you may receive under this Waiver and Release are subject to all applicable taxes and withholdings.
In exchange for the Severance Benefits, which you acknowledge exceed any amounts to which you otherwise may be entitled under the Company's policies and practices or applicable law, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, their affiliated, related, parent or subsidiary companies and their present and former directors, officers and employees (the "Released Parties") all claims, complaints, grievances, causes of action or charges of any kind, known and unknown, asserted or unasserted ("Claims"), which you may now have or have ever had against any of them ("Released Claims"). Released Claims include, but are not limited to: (i) all Claims arising from your employment with the Released Parties or the termination of that employment, including Claims for wrongful termination or retaliation; (ii) all Claims related to your compensation or benefits from the Released Parties, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay and fringe benefits; (iii) all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance and breach of the implied covenant of good faith and fair dealing; (iv) all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation and discharge in violation of public policy; (v) all federal, state and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys' fees, medical expenses, experts' fees, costs and disbursements; and (vi) any other Claims of any kind whatsoever, from the beginning of time until the date you sign this Waiver and Release, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.
By way of example and not in limitation, Released Claims include: (i) any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; (ii) the Civil Rights Act of 1991; (iii) the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. § 1981; (iv) the Americans with Disabilities Act, 42 U.S.C. 12101 et seq.; (v) the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621 et seq.; (vi) the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; (vii) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; (viii) the Worker Adjustment Retraining Notification Act ("WARN Act"), 29 U.S.C. § 2102 et seq.; (ix) the Colorado Anti-Discrimination Act; (x) the Colorado Minimum Wage Order; (xi) the Colorado Labor Relations Act; (xii) the Colorado Labor Peace Act; or (xiii) any comparable law in any other jurisdiction.
The Parties intend for this release to be enforced to the fullest extent permitted by law. YOU UNDERSTAND AND AGREE THAT THIS WAIVER AND RELEASE CONTAINS A GENERAL RELEASE OF ALL CLAIMS.
You agree that the consideration you are receiving in exchange for your general release of claims shall be offset against any U.S. federal or state WARN Act (or other) notice or pay in lieu of notice obligation, if any, that the Company may be found to have in the future.

You represent that you have not initiated, filed or caused to be filed and agree not to initiate, file or cause to be filed any Released Claims against any Released Parties with respect to any aspect of your employment by or termination from employment with the Company or with respect to any other Released Claim. You expressly covenant and warrant that you have not assigned or transferred to any person or entity any portion of any Released Claims that are waived, released and/or discharged herein. If you nonetheless file, cause to be filed or pursue any Released Claims against one or more Released Party, you will pay to each such Released Party any costs or expenses (including attorneys' fees and court costs) incurred by such Released Party in connection with such action, claim or suit.
In this paragraph, we provide you with specific information required under the ADEA. You acknowledge that you have received and reviewed any and all information required, if any, by the ADEA/Older Workers Benefit Protection Act pertaining to your termination from the Company. You agree that your release of claims in this Waiver and Release includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for forty-five (45) days the terms of this Waiver and Release, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven (7) days after signing this Waiver and Release, but that you will not be eligible for any Severance Benefits if you revoke your waiver. Revocation must be made by delivering a written notice of revocation to Executive Vice President, Chief Legal Officer and Secretary of the Company, at the Company's principal address. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. M.S.T.) on the seventh (7th) day after you sign this Waiver and Release. This Waiver and Release will become effective and enforceable on the eighth (8th) day following your execution of this Waiver and Release, provided you have not exercised your right, as described herein, to revoke this Waiver and Release. You further agree that any change to this Waiver and Release, whether material or immaterial, will not restart the forty-five (45) day review period.
Notwithstanding the foregoing, the parties acknowledge and agree that you are not waiving or being required to waive: (i) any right that cannot be waived as a matter of law; (ii) rights for indemnification under U.S. and non-U.S. federal and state laws; (iii) rights for indemnification under any contract or agreement with the Company that provides for indemnification or under the Company's by-laws or under any insurance policies of the Company or its or their affiliates; (iv) rights to any vested benefits or pension funds; and (v) rights to seek worker's compensation or unemployment insurance benefits, subject to the terms and conditions thereof.
Notwithstanding anything to the contrary in this Waiver and Release, nothing in this Waiver and Release shall prohibit or interfere with your: (i) exercising protected rights, including rights under the National Labor Relations Act; (ii) filing a charge with the Equal Employment Opportunity Commission or OSHA; or (iii) reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. You do, however, waive any right to receive any monetary award or benefit resulting from such a charge, report or investigation related to any Released Claims, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program. The parties further acknowledge and agree that this Waiver and Release shall not be construed as a waiver of any rights that are not subject to waiver by private agreement or otherwise cannot be waived as a matter of law.
You are hereby notified that 18 U.S.C. § 1833(b) states as follows: "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Accordingly, notwithstanding any other provision of this Waiver and Release to the contrary, you have the right to (x) disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (y) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Waiver and Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
Except as provided herein, you further agree to maintain this Waiver and Release and its contents in the strictest confidence and agree that you will not disclose the terms of this Waiver and Release to any third party without the prior written consent of the Company, unless and to the extent otherwise required by law or in connection with enforcing this Waiver and Release, except you may inform your legal and financial advisors provided you have advised such attorney or financial advisor to maintain the confidentiality of this Waiver and Release and its contents and you remain responsible for maintaining the confidentiality of such information. Except as expressly permitted in the preceding two (2) paragraphs, if you are obligated under law to disclose the contents of this Waiver and Release you agree, to the extent possible, to provide the Company at least five (5) days prior written notice of such obligation.

You and the Company agree that this Waiver and Release is not an admission of guilt or liability on the part of you and the Company under any national, federal, state or local law, whether statutory or common law. Liability for any and all claims is expressly denied by you and the Company.
This Waiver and Release is the entire agreement and understanding between you and the Company concerning its subject matter and may only be amended in writing signed by you and by authorized representatives of the Company. If any provision of this Waiver and Release or the application thereof to any person, place or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Waiver and Release and such provision as applied to other person, places and circumstances shall remain in full force and effect.
This Waiver and Release, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Waiver and Release shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflicts of law doctrines that require application of another law. Any dispute or controversy arising under or in connection with this Waiver and Release shall be resolved in accordance with Section 7.3 of the Employment Agreement.
This Waiver and Release may be executed in any number of counterparts (each of which shall be deemed an original of this Waiver and Release and all of which together shall constitute one and the same instrument) and delivered by electronic means.
Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Waiver and Release or have been afforded every opportunity to do so; (b) that you are fully aware of the Waiver and Release's contents and legal effect; and (c) that you have voluntarily chosen to enter into this Waiver and Release, without duress or coercion, economic or otherwise, and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Waiver and Release.

YOU (OR YOUR ESTATE, AS APPLICABLE) ACKNOWLEDGE THAT YOU HAVE READ THIS WAIVER AND RELEASE, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS AND THAT YOU HEREBY EXECUTE THE SAME AND MAKE THIS WAIVER AND RELEASE AND THE RELEASE AND WAIVER AND RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF YOUR OWN FREE WILL.

By:

Date:

NATIONAL STORAGE AFFILIATES TRUST
By:
Name:
Title

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